EXHIBIT 99.1

DIMECO, INC. 2012 ANNUAL MEETING OF STOCKHOLDERS

Honesdale, Pennsylvania/ April 27, 2012 – Dimeco, Inc. (the “Company), the parent holding company of The Dime Bank (the “Bank”), held its 2012 Annual Meeting of Stockholders on April 26, 2012. The Company’s stock is traded on the over-the-counter (“OTC”) bulletin board under the symbol “DIMC.”At the meeting Barbara J. Genzlinger, John S. Kiesendahl, and John F. Spall were reelected as directors, each for a three-year term. Stockholders also ratified the appointment of S. R. Snodgrass, A.C. as the Company’s independent auditors for the fiscal year ending December 31, 2012.

Financial highlights for the year 2011 were presented by Chief Financial Officer Maureen H. Beilman. Ms. Beilman reported that the Company continued to grow in total assets in 2011 at a rate of 7.3% over 2010. At the end of the year, loans comprised the greatest portion of total assets at 77%, investments comprised 16% at nearly $96 million, with the remainder in other assets. The Company’s funding composition has remained steady over time with the primary source of funds coming from interest-bearing deposits. At December 31, 2011, interest-bearing deposits were $432 million, an increase of 5% over balances a year earlier. At the same time, balances of noninterest-bearing deposits grew by 21% to $52 million. Capital increased over a five year period from year end 2007 to 2011 by $15 million or 38%, maintaining capital ratios well ahead of regulatory requirements.

Ms. Beilman continued, stating that the Company was able to increase net income in 2011 by 3.4% over the year before, even though the company continued to see financial challenges related to the economy. Net interest income of $19.8 million was the highest amount ever recorded for the Company. By focusing on its strengths, the Company recognized $5.3 million in net income. The Company’s efficiency ratio of 56% for 2011 was better than the National Peer group by 12%.

The program was then turned over to Senior Vice President and Senior Lending Officer Peter Bochnovich, who presented loan highlights for the year. Mr. Bochnovich stated that the loan portfolio at year-end 2011 was $447 million representing an increase of 5.25% over 2010. Commercial loans continue to drive the portfolio, representing approximately 76% of the total loan portfolio, followed by residential mortgages which make up 22% of the portfolio, and consumer loans of 2% as the remainder. Mr. Bochnovich then reported on loan delinquency and non-accrual levels. He noted that total loans thirty days or more past due represented 1.98% of total loans at year end, which was substantially lower than the 4.99% reported at year-end 2010. He continued by stating that charged-off loans increased for the year with charged-off loans to average loans for 2011 at .53%, comparing favorably to peer at .79%. He also noted that management is constantly monitoring delinquent loans, has increased collection activities including greater communication with borrowers and has made reducing the level of non-accrual loans a priority in 2012.

The floor was then handed to President and Chief Executive Officer Gary C. Beilman who reviewed the Company’s performance for the year 2011 compared to SNL Peer Data. The comparison highlighted the Company’s performance as better than peer in the categories of yield on earning assets, net interest margin, charge-offs to average loans, noninterest expense and return on assets. He then continued with a discussion on management’s philosophy of consistency in gathering deposits which fund loans along with the management of spread and growth. He reviewed the market share numbers as reflected in the FDIC’s annual report on deposits for banks. The report shows that the Bank continues to hold the largest market share of deposits in Wayne and Pike Counties, PA combined, a position held each year since 2007.

He then reviewed the Company’s balance sheet and income statement performance over the past five years. Despite the continued recession, the Company continued to grow steadily, enhancing shareholder value. Mr. Beilman continued his report with a discussion of first quarter 2012 financial highlights showing that the Company is off to a great start. Mr. Beilman thanked all shareholders, the directors and staff, our customers, and the community at large. A question and answer period was held, and at the conclusion of business, the session was adjourned, and light refreshments were served.

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc. (NASDAQ “DIMC”), serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investment Services. For more information on The Dime Bank, visit www.thedimebank.com.

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